SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    Form S-8
             REGISTRATION STATEMENT UNDER the SECURITIES ACT OF 1933

                       Emergency Filtration Products, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

  Nevada                           0-27421                      87-0561647
----------------               -----------------          ------------------
(State or other                (SEC File Number)           (I.R.S. Employer
jurisdiction of                                           Identification No.)
incorporation or
organization)

                           175 Cassia Way, Suite A115
                               Henderson, NV 89014
               ---------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

             Emergency Filtration 2004 Stock Option and Award Plan
             -----------------------------------------------------
                              (Full title of Plan)

                                 Douglas Beplate
                           175 Cassia Way, Suite A115
                               Henderson, NV 89014
                     ---------------------------------------
                     (Name and address of agent for service)

                                 (702) 558-5164
         -------------------------------------------------------------
         (Telephone number, including area code, of agent for service)


                           CALCULATION OF REGISTRATION FEE

                               Proposed         Proposed
Title of                       Maximum          Maximum
Securities     Amount          Offering         Aggregate        Amount of
to be          to be           Price Per        Offering         Registration
Registered     Registered      Share            Price (1)        Fee
----------     ----------      ----------       ----------       ------------
Common Stock,
$0.001 par
value          2,500,000        $ 0.45          $1,125,000       $ 142.54

(1) Bona fide estimate of maximum offering price solely for the purpose of calculating the registration fee based on the average of the bid and ask price of the Registrant's common stock as reported on the NASD's OTC Bulletin Board on September 28, 2004.

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Part I Information Required in the Section 10(a) Prospectus
              Cross Reference Sheet Pursuant to Rule 404(a)

Cross-reference between items of part I of form S-8 and the section 10(a) prospectus which will be delivered to each employee, director or consultant who participates in the stock option and award plan.

Registration Statement Item Numbers and Headings       Prospects Headings
------------------------------------------------       ------------------
1)     Plan Information                             Section 10(a) Prospectus
2)     Registration Information and Employee
       Plan Annual Information                      Section 10(a) Prospectus


Part II Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

          (1)  Form 10-KSB filed March 26, 2004
          (2)  Form 10-QSB filed May 14, 2004
          (3)  Form 10-QSB filed August 13, 2004

         All documents subsequently filed by Emergency Filtration pursuant to Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934 prior to the filing of any post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement from the date of filing such documents.

Item 4. Description of Securities.

Emergency Filtration's authorized capital stock consists of 50,000,000 shares, par value $.001 per share. All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by shareholders. The shares of common stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and non-assessable shares. Cumulative voting in the election of directors is not permitted, which means that the holders of a majority of the issued and outstanding shares of common stock represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors if they so choose and, in such event, the holders of the remaining shares of common stock will not be able to elect any directors. In the event of liquidation of Emergency Filtration, each shareholder is entitled to receive a proportionate share of Emergency Filtration's assets available for distribution to shareholders after the payment of liabilities and after distribution in full of preferential amounts, if any. All shares of Emergency Filtration's common stock issued and outstanding are fully-paid and nonassessable. Holders of the common stock are entitled to share pro rata in dividends and distributions with respect to the common stock, as may be declared by the Board of Directors out of funds legally available therefore.

Transfer Agent. The transfer agent for Emergency is American Registrar & Transfer Company, 342 East 900 South, Salt Lake City, Utah 84111.

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Item 5. Interests of Named Experts and Counsel.

Except as otherwise disclosed herein, no other expert or counsel for the Company named in this registration statement as having prepared or certified any part hereof, or as giving an opinion as to the validity of the securities being registered was employed on a contingency basis, or has or is to receive, in connection with the offering, a substantial interest in the Company or its subsidiaries. In addition no such expert or counsel is connected with the Company or its subsidiaries as a promoter, managing underwriter, voting trustee, director, officer, or employee.

Item 6. Indemnification of Directors and Officers.

Except for acts or omissions which involve intentional misconduct, fraud or known violation of law or for the payment of dividends in violation of Nevada Revised Statutes, there shall be no personal liability of a director or officer to Emergency Filtration, or its stockholders for damages for breach of fiduciary duty as a director or officer. Emergency Filtration may indemnify any person for expenses incurred, including attorneys fees, in connection with their good faith acts if they reasonably believe such acts are in and not opposed to the best interests of Emergency Filtration and for acts for which the person had no reason to believe his or her conduct was unlawful. Emergency Filtration may indemnify the officers and directors for expenses incurred in defending a civil or criminal action, suit or proceeding as they are incurred in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount of such expenses if it is ultimately determined by a court of competent jurisdiction in which the action or suit is brought determined that such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

So far as permitted by the Nevada Business Corporation Act, Emergency Filtration may indemnify its directors and officers against expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or to have engaged in willful misconduct.

Section 78.751(1) of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his or her corporate role. Section 78.751(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

Section 78.751(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his of her actions were not opposed to the corporation's best interests. Unless the court rules that the party is reasonable entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

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To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.751(1) or 78.751(2), Section 78.751(3) of the NRS requires that he or she be indemnified "against expenses, including attorneys' fees, 17. 20 actually and reasonably incurred by him in connection with the defense."

Section 78.751(4) of the NRS limits indemnification under Section 78.751(1) and 78.751(2) to situations in which either (i) the stockholders; (ii) the majority of a disinterested quorum of directors; or (iii) independent legal counsel determine that indemnification is proper under the circumstances.

Pursuant to Section 78.175(5) of the NRS, the corporation may advance an officer's or director's expenses incurred in defending any action or proceeding upon receipt of an undertaking. Section 78.751(6)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(6)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to officers, directors or persons controlling Emergency Filtration pursuant to the foregoing, Emergency Filtration has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
Exhibits.
---------
Copies of the following documents are included as exhibits to this registration statement pursuant to Item 601 of Regulation S-K.
             SEC
Exhibit      Reference
No.          No.          Description                            Location
-------      ---------    -----------                            --------
4.01            4         Emergency Filtration 2004 Stock
                           Option and Award Plan                 This filing
5.01            5         Letter opinion, including consent
                           of John C. Thompson, Esq.
                           regarding legality of Common Stock
                           to be issued pursuant the Plan        This Filing
23.01           23        Consent of John C. Thompson, Esq.      Exhibit 5.01
23.02           23        Consent of Piercy, Bowler, Taylor &
                           Kern                                  This Filing
23.03           23        Consent of PricewaterhouseCoopers LLP  This Filing


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Item 9. Undertakings.

The undersigned Registrant will:

  (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



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                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Henderson, state of Nevada, this 28th day of September 2004.

                                         Emergency Filtration Products, Inc.
                                         -----------------------------------
                                         By /s/ Douglas K. Beplate
                                         Douglas K. Beplate, President


In accordance with the requirements of the Securities Act of 1933, this amendment to the registration statement was signed below by the following persons in the capacities and on the dates stated.

Signature              Title                               Date
-----------            ------------                        ----------
/s/Douglas K. Beplate  President, Director                 September 28, 2004

/s/Steve M. Hanni      Chief Financial Officer             September 28, 2004

/s/Raymond C.L. Yuan   Director                            September 28, 2004

/s/Thomas Glenndahl    Director                            September 28, 2004

/s/David E. Bloom      Director                            September 28, 2004